                                                                   EXHIBIT 10.17








                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                               ROBERT L. NARDELLI

                                       AND

                              THE HOME DEPOT, INC.

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                               ROBERT L. NARDELLI
                                       AND
                              THE HOME DEPOT, INC.


                                TABLE OF CONTENTS


                                                                                                              Page


1. EMPLOYMENT....................................................................................................5
2. PERIOD OF EMPLOYMENT..........................................................................................5
3. DUTIES DURING THE PERIOD OF EMPLOYMENT........................................................................5
         3.1 DUTIES..............................................................................................5
         3.2 SCOPE...............................................................................................5
4. COMPENSATION AND OTHER PAYMENTS...............................................................................5
         4.1 SALARY..............................................................................................6
         4.2 MAKE WHOLE PAYMENT..................................................................................6
         4.3 ANNUAL BONUS........................................................................................7
         4.4 ANNUAL STOCK OPTION GRANTS..........................................................................7
         4.5 DEFERRED STOCK UNITS................................................................................8
         4.6 PAYMENT OF PROFESSIONAL FEES........................................................................8
5. OTHER EXECUTIVE BENEFITS......................................................................................8
         5.1 DEFERRED COMPENSATION...............................................................................8
         5.2 REGULAR REIMBURSED BUSINESS EXPENSES...............................................................10
         5.3 BENEFIT PLANS......................................................................................10
         5.4 RELOCATION.........................................................................................10
         5.5 PERQUISITES........................................................................................11
6. TERMINATION..................................................................................................11
         6.1 DEATH OR DISABILITY................................................................................11
         6.2 BY THE COMPANY FOR CAUSE...........................................................................11
         6.3 BY EXECUTIVE FOR GOOD REASON.......................................................................12
         6.4 OTHER THAN FOR CAUSE OR GOOD REASON................................................................12
         6.5 NOTICE OF TERMINATION..............................................................................13
         6.6 DATE OF TERMINATION................................................................................13
7. OBLIGATIONS OF THE COMPANY UPON TERMINATION..................................................................13
         7.1 TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON............................13
         7.2 RESIGNATION WITH GOOD REASON; CHANGE IN CONTROL; TERMINATION WITHOUT CAUSE; DEATH; DISABILITY......14
         7.3 RETIREMENT AFTER AGE SIXTY-TWO.....................................................................16
         7.4 COBRA RIGHTS.......................................................................................16
8. CHANGE IN CONTROL............................................................................................16
9. MITIGATION...................................................................................................16
10. INDEMNIFICATION.............................................................................................17
11. CONFIDENTIAL INFORMATION....................................................................................17
12. REMEDY FOR VIOLATION OF SECTION 11..........................................................................17
13. WITHHOLDING.................................................................................................17
14. ARBITRATION.................................................................................................17
15. REIMBURSEMENT OF LEGAL EXPENSES.............................................................................18
16. TAXES.......................................................................................................18
17. SUCCESSORS..................................................................................................19
18. REPRESENTATIONS.............................................................................................19
19. MISCELLANEOUS...............................................................................................20

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), by and between The Home Depot, Inc., a Delaware corporation ("Company"), and Robert L. Nardelli ("Executive") is effective as of December 4, 2000 (the "Effective Date"). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

         2. PERIOD OF EMPLOYMENT. The term "Period of Employment" shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2005; provided, however, that the Period of Employment shall automatically be extended on a day by day basis effective on and after January 1, 2003 (so that the remaining term shall always be three (3) years) until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving written notice to the other.

         3.       DUTIES DURING THE PERIOD OF EMPLOYMENT.

                  3.1 DUTIES. During the Period of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company with overall charge and responsibility for the business and affairs of the Company. The Executive shall report directly to the Company's Board of Directors (the "Board") and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. The Company shall cause the Executive to be elected as follows: (i) to the Board, as of the Effective Date,
(ii) to the Executive Committee of the Board, as of the first regularly scheduled Board meeting following the Effective Date, and (iii) as sole Chairman of the Board, on or before December 31, 2001 or as of such date as Executive shall designate upon not less than thirty (30) days' notice to the Company as provided under Section 19.2 of this Agreement.

                  3.2 SCOPE. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with the Executive's responsibilities hereunder.

         4.       COMPENSATION AND OTHER PAYMENTS.

                  4.1 SALARY. During the Period of Employment, the Company shall pay the Executive an annualized base salary of not less than one million five hundred thousand dollars

($1,500,000) per year (the "Base Salary"). The Executive's Base Salary shall be paid in accordance with the Company's executive payroll policy. The Base Salary shall be reviewed by the Compensation Committee of the Board of the Company (the "Committee") as soon as practicable after the end of each fiscal year during the Period of Employment, beginning with the fiscal year ending on February 3, 2002. Based upon such reviews, the Committee may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

                  4.2 MAKE WHOLE PAYMENT. As of the Effective Date, the Company shall grant the Executive:

                           4.2.1 A stock option grant with respect to two million five hundred thousand (2,500,000) shares of the Company's stock, which shall vest and become exercisable in equal five hundred thousand (500,000) share increments on the Effective Date and each of the next four anniversaries of the Effective Date, provided that each tranche shall vest only if the Executive is employed by the Company on that tranche's vesting date, except as provided in this Agreement. Each tranche will have a 10-year exercise period beginning at its vesting date. The exercise price for this option shall be forty dollars and seventy-five cents ($40.75) per share, which is the closing price of the Company's stock on the New York Stock Exchange (as reported in The Wall Street Journal) on the Effective Date.

                           4.2.2 A fully vested and exercisable 10-year stock option grant under the Company's 1997 Omnibus Stock Incentive Plan with respect to one million (1,000,000) shares of Company stock, with an exercise price equal to forty dollars and seventy-five cents ($40.75), which is the closing price of the Company's stock on the New York Stock Exchange (as reported in The Wall Street Journal) on the Effective Date.

                           4.2.3 A lump-sum cash payment of fifty thousand four hundred dollars ($50,400).

                           4.2.4 A ten million dollar ($10,000,000) loan at the interest rate of five and eight tenths percent (5.8%) per annum, compounded annually, to be disbursed within three business days of the Effective Date (the "Executive Loan"). This loan, and the Executive's obligation to repay principal and the associated accrued interest thereunder, (the term "Loan" covering both principal and accrued interest) shall be forgiven (a) twenty percent (20%) on each of the first five (5) anniversaries of the Effective Date, provided that the Executive is employed by the Company on any such anniversary, or (b) earlier, in full on the date of a Change in Control of the Company (as defined in Section 7.2.12), if the Executive is employed by the Company on such date, or (c) earlier, in full upon the date of the termination of the Executive's employment with the Company prior to December 4, 2005 if such termination is by the Company without Cause (as defined in subsection 6.2), by the Executive for Good Reason (as defined in subsection 6.3) or by reason of the Executive's death or Disability (as defined in subsection 6.1). In addition, if the Loan, or any part of the Loan, is forgiven pursuant to the preceding sentence, the Company shall pay the Executive, on or prior to such date as the Executive shall be required to pay federal, state or local taxes with respect to the forgiveness of the Loan, an additional payment (the "Gross-Up Payment") in an amount sufficient to fully reimburse the Executive with respect to all federal, state and local taxes with respect to the forgiveness of accrued interest and with respect to receipt of the Gross-Up Payment. If, prior to the fifth anniversary of the Effective Date, the Executive's employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason, then the remaining principal balance (not including accrued interest) of the Executive Loan shall be repaid by the Executive in annual two million dollar ($2,000,000) installments, which shall be made on the next anniversary or anniversaries, as the case may be, of the Effective Date.

                  4.3 ANNUAL BONUS. Beginning with the Company's fiscal year ending on the last Sunday in January 2002, as soon as practicable after the end of each fiscal year, the Committee shall review the Executive's performance under this Agreement as part of Executive's participation under the appropriate bonus plan of the Company as in effect from time to time. The Executive's annual bonus shall be at a target of no less than three million dollars ($3,000,000) (the "Target Amount") and a maximum of no less than four million dollars ($4,000,000) (the "Maximum Amount"). Nothing contained herein shall prevent the Committee from paying an annual bonus in excess of the Maximum Amount. The Executive shall be paid his annual bonus no later than other senior executives of the Company are paid their annual bonuses. For each year during the Period of Employment, and for any period during the Period of Employment which is less than one year due to termination of the Executive's employment for any reason other than Cause, the Executive will receive an annual bonus of no less than the full Target Amount.

                  4.4 ANNUAL STOCK OPTION GRANTS. The Committee shall in 2002 and subsequent calendar years grant to the Executive ten-year options with respect to shares of Company stock, with such grants to be made at the same time during the calendar year as grants are generally made to senior executives of the Company. Such annual grants shall be consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company; provided, however, that each such annual grant shall be to purchase no less than four hundred fifty thousand (450,000) shares of Company Stock, with such number to be adjusted appropriately in the event of any change in the outstanding shares of Company Stock by reason of a stock dividend or split, recapitalization, merger, consolidation or other similar corporate change or distribution of stock or property by the Company. These option grants shall vest in four equal increments, with one tranche vesting on the second anniversary of the grant date and one tranche vesting on each of the next three anniversaries of the grant date (the "Vesting Scheme"); provided, however that an annual option grant shall instead vest pursuant to normal Company practice at the time of grant, so long as such then-current practice is no slower than the Vesting Scheme. Any annual option grant may vest subject to a different vesting schedule, so long as such vesting schedule is no slower than the faster of the Vesting Scheme or the then-current normal Company practice at the time of such stock option grant.

                  4.5 DEFERRED STOCK UNITS. As of the Effective Date, the Company shall grant the Executive an award of deferred stock units corresponding to seven hundred fifty thousand (750,000) shares of Company stock. Such award shall vest in equal one hundred fifty thousand (150,000) share increments on the Effective Date and each of the first four anniversaries of the Effective Date; provided that each tranche shall vest only if the Executive is employed by the Company on that tranche's vesting date, except as provided in this Agreement. On the January 1 following the second anniversary of each vesting date (as illustrated in the schedule on Appendix A hereto) one share of stock for each unit shall be distributed to the Executive, unless such distribution is further deferred by the Executive by the second December 31 following the vesting date (as illustrated in the schedule on Appendix A hereto). The Executive shall receive a dividend equivalent cash payment on all vested deferred stock units when dividends are paid to shareholders. Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive's employment for any reason, deliver to the Executive one share of Company stock for each vested deferred stock unit for which stock has not yet been distributed to the Executive.

                  4.6 PAYMENT OF PROFESSIONAL FEES. The Company shall pay on the Executive's behalf all statements rendered to the Executive by the Executive's attorneys, accountants and other advisors for reasonable fees and expenses in connection with the negotiation and preparation of this Agreement. The Company shall pay the Executive, on or prior to such date as the Executive shall be required to pay federal, state or local taxes with respect to the Company's payment of such professional fees, an additional payment (the "Gross-Up Payment") in an amount sufficient to fully reimburse the Executive with respect to all federal, state and local taxes with respect to the Company's payment of such professional fees and with respect to receipt of the Gross-Up Payment.

         5.       OTHER EXECUTIVE BENEFITS.

                  5.1      DEFERRED COMPENSATION.

                           5.1.1    Upon termination of the Executive's
         employment, the Executive shall be entitled to a cash benefit (the "Deferred Compensation") in the form of a single life annuity for the life of Executive, commencing on the later of his 62nd birthday or termination of employment, in an annual amount equal to 50% of the Executive's Final Earnings. Final Earnings shall equal the sum of the Executive's (i) then-current Base Salary as of the date of termination and (ii) most recent annual bonus (or then-current Target Amount, if greater) as of the date of termination; provided, however, that Final Earnings shall not be less than four million five hundred thousand dollars ($4,500,000) (the sum of the original Base Salary and original Target Amount under this Agreement). The Deferred Compensation shall be subject to offset for all employer-funded qualified and non-qualified defined benefit pension benefits paid or payable to the Executive from the Company or the Executive's prior employers. In the event any amount taken into account as an offset is not paid (other than as a result of the death of the Executive, or of any action by Executive), and a final determination is made that such amount will not be paid to Executive, then the Executive shall be entitled to receive an additional amount from the Company equivalent to such unpaid amount. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim against a prior employer relating to the payment of such an amount to Executive, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice from Executive.

                           5.1.2 In the event the Executive's employment is terminated either (i) by the Company for Cause or (ii) by the Executive without Good Reason, and such termination occurs prior to the Executive's 62nd birthday, the Deferred Compensation amount at age 62 shall be reduced by 3% for each full year during the period between such termination and the Executive's 62nd birthday.

                           5.1.3 In the event the Executive's employment is terminated either (i) by the Company for Cause or (ii) by the Executive without Good Reason, and such termination occurs prior to the fifth anniversary of the Effective Date, the Deferred Compensation amount at age 62 (after any applicable reduction under subsection 5.1.2) shall be reduced by 20% for each full year during the period between such termination and the fifth anniversary of the Effective Date.

                           5.1.4 Termination of the Executive's employment for any reason other than (i) by the Company for Cause or (ii) by the Executive without Good Reason shall not cause a reduction in the Deferred Compensation under subsection 5.1.2 or 5.1.3. In the event of the Executive's death prior to commencement of the payment of the Deferred Compensation, the Executive's surviving spouse (or, if there is no surviving spouse, Executive's estate), shall be entitled to receive a lump sum payment equal to the lump sum payment to which Executive would have been entitled if his Deferred Compensation was payable (without reduction under subsection 5.1.2 or 5.1.3) as of the date immediately preceding his death and he had elected to receive such amount in a lump sum on that date.

                           5.1.5 In the event the Executive commences receipt of (or in the event of his death, was deemed to have elected to receive) his Deferred Compensation prior to age 62, the Deferred Compensation amount (after any applicable reduction(s) under subsections 5.1.2 and/or 5.1.3) shall be subject to a discount of 4% for each full year between the date the Executive receives or begins to receive (or is deemed to have received) the Deferred Compensation and the date of the Executive's 62nd birthday. In the event of a Change in Control of the Company, this subsection shall be revised by substituting "age 55" for "age 62" in the immediately preceding sentence.

                           5.1.6 With the consent of the Company, or by written election delivered to the Company by the Executive at least twelve (12) months prior to the termination of the Executive's employment with the Company, the Executive may elect, in lieu of a single life annuity, to receive the Deferred Compensation in a lump sum or deferred lump sum or installment payments, or a life and term certain or joint and survivor annuity, or such other optional form as Executive may elect. The amount of such lump sum benefit shall be the actuarially equivalent present value of the Deferred Compensation that would otherwise have been payable, commencing immediately as of the date such lump sum payment is made. Any optional form of payment shall have an actuarially equivalent present value equal to the amount of such lump sum. For purposes of this Agreement, any actuarially equivalent present value shall not be less than the present value determined on the basis of the applicable mortality table and applicable interest rate prescribed in Internal Revenue Code
         Section 417(e)(3)(A)(ii), in each case as would be applicable to a distribution made during the second calendar month immediately preceding the calendar month in which such lump sum distribution is made or optional form of payment is commenced.

                  5.2 REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

                  5.3 BENEFIT PLANS. The Executive and his eligible family members shall be entitled to participate immediately (except for the Company's 401(k) plan, in which the Executive shall be entitled to participate after satisfying the one-year waiting period), on terms no less favorable to the Executive than the terms offered to other senior executives of the Company who perform or have performed in the same capacity as the Executive, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits (it being understood that items such as stock options are not fringe benefits) of the Company (collectively referred to as the "Benefits"); provided, however, that such Benefits shall be no less, in both scope of coverage and value of coverage, than the benefits provided to the Executive by the Executive's immediately preceding employer. The benefit adjustments necessary to meet the requirements of this paragraph are described in the letter from the Company to the Executive of even date herewith. In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions clause, the Company shall reimburse the Executive for any COBRA premiums on a tax grossed-up basis. Anything contained herein to the contrary notwithstanding, the Benefits described herein shall not duplicate benefits made available to the Executive pursuant to any other provision of this Agreement.

                  5.4 RELOCATION. The Company shall pay all costs of relocation of the Executive and his family to the Atlanta metropolitan area in accordance with the Company's relocation policy supplemented as follows:

                           5.4.1 The Company shall reimburse the Executive for reasonable temporary living expenses (including reasonable travel expenses between the Executive's primary residence as of the Effective Date and the Atlanta metropolitan area) for the Executive and his family in the Atlanta metropolitan area for a period not to exceed one year from the Effective Date;

                           5.4.2 The Company will make available to the Executive the opportunity to sell his present primary residence at appraised value through a relocation firm mutually acceptable to the Executive and the Company; and

                           5.4.3 All relocation payments and benefits will be fully grossed-up for any applicable taxes.

                  5.5 PERQUISITES. The Company shall provide the Executive such perquisites of employment as are commonly provided to other senior executives of the Company.

         6.       TERMINATION.

                  6.1 DEATH OR DISABILITY. This Agreement and the Period of Employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice given at any time after a period of one hundred twenty
(120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing ("Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, the Executive shall be entitled to all compensation provided for under Section 4 hereof. It is understood that nothing in this Section 6.1 shall serve to limit the Company's obligations under Section 7.2 hereof.

                  6.2 BY THE COMPANY FOR CAUSE. During the Period of Employment after the Effective Date, the Company may terminate the Executive's employment immediately for "Cause." For purposes of this Agreement, "Cause" shall mean that (i) the Executive has been convicted of a felony involving theft or moral turpitude, or (ii) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to the Company; provided, however, that for the purposes of determining whether conduct constitutes willful gross misconduct, no act on Executive's part shall be considered "willful" unless it is done by the Executive in bad faith and without reasonable belief that the Executive's action was in the best interests of the Company. Notwithstanding the foregoing, the Company may not terminate the Executive's employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of the Company's Board of Directors, (ii) the Executive is given at least thirty
(30) days written notice
of the Board meeting called to make such determination, and (iii) the Executive and his legal counsel are given the opportunity to address such meeting.

                  6.3 BY EXECUTIVE FOR GOOD REASON. During the Period of Employment, the Executive's employment hereunder may be terminated by the Executive for Good Reason upon fifteen (15) days' written notice. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's consent:

                           6.3.1 Assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                           6.3.2 Any failure by the Company to comply with any of the provisions of Section 4 or 5 of this Agreement other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                           6.3.3 The Executive being required to relocate to a principal place of employment more than twenty-five (25) miles from his principal place of employment with the Company in Atlanta, Georgia as of the Effective Date;

                           6.3.4    Delivery by the Company of a notice
         discontinuing the automatic extension provision of Section 2 of this Agreement;

                           6.3.5    Failure by the Company to elect the
         Executive to the position of sole Chairman of the Board of Directors, in compliance with the terms of Section 3.1; or

                           6.3.6 Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

                  6.4 OTHER THAN FOR CAUSE OR GOOD REASON. The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days written notice to the Company or Executive, as the case may be. If the Executive terminates the Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof. If the Company terminates the Agreement, or if the Agreement terminates because of the death of the Executive, the obligations of the Company shall be as set forth in Section 7 hereof.

                  6.5 NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 19.2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this

Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

                  6.6 DATE OF TERMINATION. "Date of Termination" means the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         7. OBLIGATIONS OF THE COMPANY UPON TERMINATION. The following provisions describe the obligations of the Company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

                  7.1 TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. In the event this Agreement terminates by reason of the termination of the Executive's Employment by the Company for Cause or by reason of the resignation of the Executive other than for Good Reason, the Company shall pay to the Executive all Accrued Obligations (as defined below) in a lump sum in cash within thirty (30) days after the Date of Termination. "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (B) except as otherwise previously requested by the Executive, the amount of any bonus, incentive compensation, deferred compensation (not including the amounts described in subsection 5.1 of this Agreement, which will be governed by subsection 5.1) and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and
(C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

                  7.2 RESIGNATION WITH GOOD REASON; CHANGE IN CONTROL; TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. If (i) the Company shall terminate the Executive's employment other than for Cause, (ii) the Executive shall terminate his employment at any time for Good Reason or for any reason within twelve (12) months after a Change in Control or (iii) the Executive's employment shall terminate due to death or Disability, the Executive shall receive in addition to the Accrued Obligations, the following:

                           7.2.1 Twenty million dollars ($20,000,000), within thirty (30) days after the Date of Termination;

                           7.2.2 Immediate full vesting in (i.e., full exercisability for) any options previously granted and not yet vested as of the Date of Termination, including but not limited to any such options granted under subsection 4.2.1 or subsection 4.4;

                           7.2.3 Continued exercisability, through the end of their respective full original terms, for all vested options, whether previously vested or vesting under this subsection 7.2;

                           7.2.4 Delivery of one share of Company stock for each deferred stock unit vested to the Executive for which stock has not yet been distributed to the Executive, as provided under subsection 4.5;

                           7.2.5 Immediate vesting of any deferred stock units described in subsection 4.5 which have not yet vested to the Executive, and delivery of one share of Company stock for each deferred stock unit subject to accelerated vesting pursuant to this subsection 7.2.5;

                           7.2.6 For each year prior to 2006 for which the annual option award required by subsection 4.4 has not yet been granted, immediate grant of a ten-year stock option award having an exercise price equal to the fair market value of a share of Company stock on the Date of Termination and otherwise complying with the requirements of subsection 4.4, with each such award being fully vested immediately upon such grant and remaining exercisable for the full ten-year term;

                           7.2.7    Immediate full vesting in all other
         otherwise unvested shares of restricted stock of the Company, deferred stock units or other equity-based awards (if any) previously awarded to the Executive, with immediate termination of all restrictions on such awards;

                           7.2.8 Immediate full vesting in the Deferred Compensation described in Section 5.1 (i.e., no reductions pursuant to subsection 5.1.2 or 5.1.3);

                           7.2.9    Immediate full forgiveness of any
         outstanding balance of principal and accrued interest on the Executive Loan, as provided under subsection 4.2.4;

                           7.2.10 Receipt of any other compensation and Benefits accrued or earned and vested (if applicable) by the Executive as of the Date of Termination (but not duplicative of the Accrued Obligations); and

                           7.2.11   For the remainder of the Period of
         Employment (determined without regard to the termination thereof pursuant to Section 6) or for three (3) years (whichever is longer), the Company shall continue health, prescription drug, dental, disability and life insurance benefits to the Executive and/or the Executive's eligible family members at least equal to those which would have been provided to them in accordance with Section 5.3 of this Agreement if the Executive's employment had not been terminated.

                           7.2.12 For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

                                    7.2.12.1 Any "person" (as defined in Section
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

                                    7.2.12.2 During any two (2) consecutive
                  years (not including any period beginning prior to December 3, 2000), individuals who at the beginning of such two (2) year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or

                                    7.2.12.3 Consummation of a reorganization,
                  merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                                    7.2.12.4 Approval by the stockholders of the
                  Company of a complete liquidation or dissolution of the Company.

                           7.2.13 Any other provision of this Section 7.2 notwithstanding, termination of the Executive's employment due to involuntary retirement on or after the Executive reaching age seventy-two (72) will not be a termination of employment covered by this Section 7.2.

                  7.3 RETIREMENT AFTER AGE SIXTY-TWO. If the Executive's employment with the Company terminates due to his retirement from the Company after he attains age sixty-two (62), all equity-based awards made to the Executive shall become fully vested and, if applicable, shall remain exercisable through the end of their original term.

                  7.4 COBRA RIGHTS. It is understood that the Executive's rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement; provided, however, that no provision of this Agreement is intended to adversely affect the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

         8.       CHANGE IN CONTROL. In the event of a Change in Control of the
Company: (i) all prior grants to the Executive of stock options, restricted stock, deferred stock units or other equity-based awards (including but not limited to grants under subsections 4.2.1, 4.4 and 4.5) shall become fully vested (and, if applicable, shall remain exercisable through the end of their respective full original terms); and (ii) the Executive shall be entitled to receive any other Change-in-Control protection applicable to other senior executives of the Company, except to the extent that the application thereof would reduce the Executive's rights or benefits under this Agreement.

         9. MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

         10. INDEMNIFICATION. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on the Effective Date. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive's rights under this Section 10 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

         11. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to his employment by the Company or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         12. REMEDY FOR VIOLATION OF SECTION 11. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 11 of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such Section and that the Company shall be entitled to specific performance of the terms of such
Section in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

         13. WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

         14. ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Atlanta, Georgia or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

         15. REIMBURSEMENT OF LEGAL EXPENSES. In the event that the Executive is successful, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving the Executive's employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive's employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all costs and expenses (including, without limitation, attorneys' fees) relating solely, or allocable, to such successful claim. In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys' fees.

         16. TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 16 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 16 has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

         17.      SUCCESSORS.

                  17.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

                  17.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  17.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the "Company" for purposes of this Agreement.

                  17.4 As used in this Agreement, the term "Company" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         18.      REPRESENTATIONS.

                  18.1 The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board and Committee, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  18.2 The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) although the Executive is bound by certain noncompetition, nonsolicitation and confidentiality covenants in an agreement with his immediately preceding employer, the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity that would interfere materially with this Agreement or his performance of services hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         19.      MISCELLANEOUS.

                  19.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  19.2 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Robert L. Nardelli
                  1 Cobble Court
                  Loudonville, NY  12211

                  with a copy to:

                  Robert J. Stucker, Esq.
                  Vedder, Price, Kaufman & Kammholz
                  222 N. LaSalle Street
                  26th Floor
                  Chicago, IL  60601

                  If to the Company:

                  The Home Depot, Inc.
                  2455 Paces Ferry Road
                  Atlanta, GA  30339
                  Attn:  General Counsel
or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  19.3 None of the provisions of this Agreement shall be deemed to impose a penalty.

                  19.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  19.5 Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                  19.6 This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

                  19.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

                                  THE HOME DEPOT, INC.


                                  By: /s/ Bernard Marcus
                                      ------------------
                                          Bernard Marcus
                                          Co-Chairman of the Board

                                  Date:


                                  By:
                                      ---------------------
                                          John L. Clendenin
                                          Chairman of the Compensation
                                          Committee of the Board

                                  Date:



                                  By: /s/ Robert L. Nardelli
                                      ----------------------
                                          Robert L. Nardelli
                                          President and Chief Executive Officer


                                  Date:

         APPENDIX A

                        SCHEDULE FOR DEFERRED STOCK UNITS


      VESTING DATE            DEFERRAL ELECTION DATE       DISTRIBUTION DATE
1.    December 4, 2000        December 31, 2001            January 1, 2003

2.    December 4, 2001        December 31, 2002            January 1, 2004

3.    December 4, 2002        December 31, 2003            January 1, 2005

4.    December 4, 2003        December 31, 2004            January 1, 2006

5.    December 4, 2004        December 31, 2005            January 1, 2007

                             [Home Depot Letterhead]

                                                                January 19, 2001

Mr. Robert L. Nardelli
1 Cobble Court
Loudonville, New York 12211

Dear Bob:

         This letter is delivered to you as a supplement to your Employment Agreement (the "Agreement") with The Home Depot, Inc. (the "Company") of even date herewith, as provided for in Paragraph 5.3 of the Agreement.

         During your Period of Employment with the Company and subject to the terms of the Agreement, the Company will provide you with the following benefits, which shall satisfy the Company's obligation to provide you with benefits no less than, in both scope and value of coverage, the benefits provided you by General Electric Company:

1. Life Insurance. The Company will assume from General Electric Company, its obligations under the following three insurance policies:

         (1)      GE Executive Life Policy number 918490013U;
         (2)      Executive Life Policy number 955190365UE; and
         (3)      Leadership Life Policy number 945192518UE.

         Alternatively, at your option, the Company shall provide you with term life insurance with a death benefit of $25 million, with a guaranteed minimum term of fifteen (15) years.

         The Company will pay you, on or prior to such date as you are required to pay federal, state or local taxes with respect to the provision of the life insurance described in this item 1, an additional payment in an amount sufficient to fully reimburse you with respect to all federal, state and local taxes with respect to this life insurance and with respect to receipt of the additional payment.

2. Basic Life Insurance. In addition to the life insurance described in paragraph 1, the Company will provide you with the life insurance benefits generally provided to executives of the Company, subject the usual terms under which such life insurance is normally offered from time to time.

3. Health Insurance. The Company shall provide you and your eligible family members with full health care insurance under its Cigna Preferred Provider Access plan (or similar plan), in accordance with its terms as in effect from time to time.

4. Prescription Drug Program. You and your family will be entitled to participate in the Company's prescription drug program, in accordance with its terms as in effect from time to time.

5. Dental Insurance. You and your family will be able to participate in the Company's dental insurance program, in accordance with its terms as in effect from time to time.

6. Salary Continuation and Disability Insurance. You will be covered by the Company's salary continuation and long-term disability insurance programs, in accordance with their terms as in effect from time to time.

7. Automobile. The Company shall provide you with the use of an automobile, to be selected by you, such automobile to be similar in class to that of the current Mercedes Benz S600. It is anticipated that the automobile will be leased by the Company for a period up to three years. The Company will provide you with a new leased or purchased vehicle every three years. In addition, the Company shall pay for all maintenance, repairs, insurance and similar cost related to the automobile.

         The Company will pay you, on or prior to such date as you are required to pay federal, state or local taxes with respect to the provision of the automobile benefit described in this item 7, an additional payment in an amount sufficient to fully reimburse you with respect to all federal, state and local taxes with respect to this automobile benefit and with respect to receipt of the additional payment.

8. Aircraft. The Company will make available a private aircraft for use by you and your family. The Company requires, where practicable, that you travel by use of such aircraft, for security purposes. Your family's personal use of such aircraft will require the inclusion in your taxable income, an amount equal to the related benefit of such accommodations. Such inclusion shall be made as required under the Internal Revenue Code and related regulations.

         The Company will pay you, on or prior to such date as you are required to pay federal, state or local taxes with respect to the provision of the aircraft benefit described in this item 8, an additional payment in an amount sufficient to fully reimburse you with respect to all federal, state and local taxes with respect to this aircraft benefit and with respect to receipt of the additional payment.

9. Professional Services. The Company shall, in addition to the benefits provided to you under Paragraph 4.6 of the Agreement, reimburse you for financial planning and tax consultation and services up to $150,000 per three-year period.

         The Company will pay you, on or prior to such date as you are required to pay federal, state or local taxes with respect to the provision of the professional services benefit described in this item 9, an additional payment in an amount sufficient to fully reimburse you with respect to all federal, state and local taxes with respect to this professional services benefit and with respect to receipt of the additional payment.

10. Retirement and 401(k) Plans. You will be entitled to participate in the Company's retirement and 401(k) plans, in accordance with the terms of such plans in effect from time to time.

11. Employee Stock Purchase Plan. You will be entitled to participate in the Company's voluntary stock contribution plan, in accordance with its terms as in effect from time to time.

12. Cafeteria Plan. You will be entitled to participate in the Company's Cafeteria plan, in accordance with its terms as in effect from time to time.

13. Vacation. You will be entitled to six weeks of paid vacation, to be taken at your discretion.

14. Other Benefit Plans. You and your family will be entitled to participate in any and all of the Company's other benefits plans applicable to senior executives, in accordance with their respective terms as in effect from time to time.

                                    Very truly yours,


                                    By: /s/ Bernard Marcus
                                       ----------------------------------------
                                       Bernard Marcus
                                       Co-Chairman of the Board


                                    By: /s/ John L. Clendenin
                                        ----------------------------------------
                                        John L. Clendenin
                                        Chairman of the Compensation
                                        Committee of the Board